EXHIBIT 16.2

For Immediate Release

For Immediate Release


Press Contacts:                                 Press Contacts:
---------------                                 --------------
David A. Dodge                                  David A. Kaminer
NeoMedia Technologies, Inc.                     The Kaminer Group
(239) 337-3434 (914) 684-1934 ddodge@neom.com   dkaminer@kamgrp.com

              NEWLY-FORMED NEOMEDIA TELECOM SERVICES BUSINESS UNIT
            GROWS WITH ACQUISITION OF TRITON GLOBAL BUSINESS SERVICES

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                  NEOMEDIA, TRITON AND ITS BSD SOFTWARE PARENT
         PROVIDE SERVICES TO TELECOM, INTERNET AND E-BUSINESS COMPANIES

      FT. MYERS, Fla., Dec. 21, 2004 - NeoMedia Technologies, Inc. (OTC BB:
NEOM), today moved to add industry specific experience and expertise to its newly-formed NeoMedia Telecom Services business unit by signing a definitive merger agreement to acquire BSD Software Inc. (OTC BB: BSDS) and its operating entity, Triton Global Business Services.

      Via the Internet, Triton provides live and automated operator calling services and e-business support, including billing, clearinghouse and information management services, to companies in the telecommunications industry, helping clients improve services and profitability by enabling them to streamline operations and make quicker, more informed business decisions.

      Triton is 90% owned by BSD, which acquired it in 2002. For its fiscal year ending July 31, 2004, BSD reported revenue of $6.1 million.

      Charles T. Jensen, NeoMedia's president, CEO and COO, said that BSD shareholders will receive, for each share of BSD stock owned, NeoMedia stock equivalent to .07 divided by the volume weighted average price of NeoMedia stock for the five days prior to closing of the merger.

      Mr. Jensen also said that NeoMedia and BSD/Triton will file a joint registration/information statement with the SEC for review. Closing of the acquisition and merger will occur when the review is complete and the registration is approved, he said.

STRONG SYNERGIES, STRONG RELATIONSHIPS

      Mr. Jensen reemphasized that the keys to the transaction were the strong synergies between NeoMedia and BSD/Triton.

      "BSD and its Triton operating entity do business and have relationships with companies and in market sectors where NeoMedia has, or seeks to build, business and alliances," he said. "Those in-roads were integral to initiating and completing this agreement, particularly in the telecom industry, where NeoMedia intends to move forward quickly to build on those relationships, in Canada, in the U.S., and overseas."

      Guy Fietz, CEO of BSD Software and president of Triton, said he was "excited about adding value to an innovative, public company with a portfolio of patented technology in emerging markets. BSD/Triton's proven sales and marketing approaches will compliment NeoMedia's group of companies and products, leveraging strengths from both sides to penetrate new and existing multinational opportunities," he said.

ABOUT NEOMEDIA TECHNOLOGIES, INC.

NeoMedia Technologies, Inc. (www.neom.com), is a developer and international marketer of software and patented technologies, including PaperClick(R) (www.PaperClick.com), PaperClick for Camera Cell Phones(TM) and the PaperClick Mobile Go-Window(TM), which link products, print, and physical objects directly to targeted online data,. NeoMedia also offers expertise in homeland security and e-authentication applications, and its Systems Integration Group specializes in providing expert-based IT consulting, hardware, and software solutions. NeoMedia's Micro Paint Repair business unit specializes in products and services for the worldwide micro paint repair industry, including a system and processes utilizing proprietary technology.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick is a registered trademark, and PaperClick For Cell Phones and PaperClick Mobile Go-Window are trademarks of NeoMedia Technologies, Inc.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick is a registered trademark and PaperClick For Cell/Mobile Phones is a trademark, of NeoMedia Technologies, Inc.

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